Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces 2017 Second-Quarter Results

and Reaffirms Full-Year Guidance

ATLANTA, GA — September 6, 2017 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $1.4 billion for the second quarter of fiscal 2017 ended July 30, 2017, an increase of $69 million, or 5.4 percent, as compared to the second quarter of fiscal 2016.

“In our second quarter of 2017, we stepped up our execution to improve performance. We met our revised Net Sales and Adjusted EBITDA targets for the second quarter and recommitted to our full year guidance. Following the sale of our Waterworks business, we have achieved our targeted capital structure of 2.0x to 3.0x financial leverage and are committed to delivering profitable growth in excess of market,” stated Joe DeAngelo, Chairman, President & CEO of HD Supply.

Gross profit increased $26 million, or 5.1 percent, to $539 million for the second quarter of fiscal 2017 as compared to $513 million for the second quarter of fiscal 2016. Gross profit was 39.9 percent of Net sales for the second quarter of fiscal 2017, down approximately 10 basis points from 40.0 percent of Net sales for second quarter of fiscal 2016.

Operating income increased $9 million, or 5.3 percent, to $180 million for the second quarter of fiscal 2017 as compared to $171 million for the second quarter of fiscal 2016. Operating income as a percentage of Net sales was 13.3 percent for the second quarter of fiscal 2017, flat as compared to the second quarter of fiscal 2016.

Net income increased $344 million to $442 million for the second quarter of fiscal 2017 as compared to $98 million for the second quarter of fiscal 2016. The increase in Net income was primarily due to a $323 million tax benefit within Discontinued Operations to record a deferred tax asset recognizing the outside basis difference in the Waterworks business. Net income per diluted share increased $1.73 to $2.22 for the second quarter of fiscal 2017, as compared to $0.49 for the second quarter of fiscal 2016.

Adjusted EBITDA increased $5 million, or 2.5 percent, to $208 million for the second quarter of fiscal 2017 as compared to $203 million for the second quarter of fiscal 2016. Adjusted EBITDA as a percentage of Net sales was 15.4 percent for the second quarter of fiscal 2017, decreasing approximately 40 basis points from 15.8 percent for the second quarter of fiscal 2016.

Adjusted net income increased $23 million, or 22.1 percent, to $127 million for the second quarter of fiscal 2017 as compared to $104 million for the second quarter of fiscal 2016.  Adjusted net income per diluted share was $0.64 for the second quarter of fiscal 2017, as compared to $0.51 for the second quarter of fiscal 2016.

As of July 30, 2017, HD Supply’s combined liquidity of approximately $590 million was comprised of $67 million in cash and cash equivalents and $523 million of additional available borrowings under HD Supply, Inc.’s (“HDS”) senior asset-backed lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Net sales increased $28 million, or 3.8 percent, to $769 million for the second quarter of fiscal 2017, as compared to $741 million for the second quarter of fiscal 2016.  Adjusted EBITDA increased $5 million, or 3.3 percent, to $156 million for the second quarter of fiscal 2017 as compared to $151 million for the second quarter of fiscal 2016.  Adjusted EBITDA as a percentage of Net sales was 20.3 percent for the second quarter of fiscal 2017, decreasing approximately 10 basis points from 20.4 percent for the second quarter of fiscal 2016.

Construction & Industrial

Net sales increased $40 million, or 7.4 percent, to $584 million for the second quarter of fiscal 2017, as compared to $544 million for the second quarter of fiscal 2016.  Adjusted EBITDA increased $1 million, or 1.5 percent, to $69 million for the second quarter of fiscal 2017 as compared to $68 million for the second quarter of fiscal 2016.  Adjusted EBITDA as a percentage of Net sales was 11.8 percent for the second quarter of fiscal 2017, down approximately 70 basis points from 12.5 percent for the second quarter of fiscal 2016.

Second-Quarter Monthly Sales Performance

Net sales for May, June and July of fiscal 2017 were $412 million, $408 million and $532 million, respectively.  There were 20 selling days in May, 19 selling days in June and 24 selling days in July.  Average year-over-year daily sales growth for May, June and July of fiscal 2017 was 6.9 percent, 3.4 percent and 5.6 percent, respectively.

Preliminary August Sales Results

Preliminary Net sales in August were approximately $435 million, which represents year-over-year average daily sales growth of approximately 6.7 percent. Preliminary August year-over-year average daily sales growth for Facilities Maintenance was approximately 4.3 percent and for Construction & Industrial was approximately 9.8 percent.  There were 20 selling days in both August 2017 and August 2016.

Subsequent Completion of the Sale of Waterworks

On August 1, 2017, the Company completed the sale of its Waterworks business for gross cash proceeds of $2,500 million, subject to a post-closing working capital adjustment. The Company expects to pay approximately $40 million of transaction costs and recognize a pre-tax gain of approximately $925 million. In connection with the pending sale, the Company recorded a $323 million net deferred tax asset and corresponding tax benefit in discontinued operations during the second quarter of fiscal 2017 in order to recognize the outside basis difference in the Waterworks investment. The Company expects to recognize tax expense of approximately $520 million in discontinued operations in third quarter fiscal 2017 related to the sale of the Waterworks business. This includes an expense of $323 million related to utilizing the deferred tax asset associated with the outside basis difference in the Waterworks subsidiary recorded as an income tax benefit in the second quarter in discontinued operations. The Company estimates that it will utilize approximately $280 million of tax-effected federal and state net operating loss carryforwards as a result of the sale of the Waterworks business.

Subsequent Capital Structure Activities

Repayment of the Senior ABL Facility

On August 1, 2017, HDS repaid all of the outstanding U.S. borrowings on its Senior ABL Facility. Canadian borrowings of $62 million on the Senior ABL Facility remain outstanding.

Amendment of the April 2016 Senior Unsecured Notes

On August 25, 2017, HDS entered into an amendment of its 5.75% Senior Unsecured Notes (the “April 2016 Senior Unsecured Notes”). The Second Supplemental Indenture amends and supplements the Indenture, dated as of April 11, 2016, as amended and supplemented by the First Supplemental Indenture, dated as of April 11, 2016 (together, the “Indenture”). Holders of a majority in aggregate principal amount of the outstanding April 2016 Senior Unsecured Notes consented to the Proposed Amendments (as defined below).

The Proposed Amendments (a) amend the definition of “Permitted Payments” contained in the Indenture to permit an additional category of Permitted Payments permitting Restricted Payments (as defined in the Indenture) at any time in an aggregate amount not to exceed (x) $500,000,000 and (y) thereafter, upon full use of such capacity set forth in clause (x), an additional amount, if any, such that, after giving pro forma effect to such Restricted Payment, the Company’s Consolidated Leverage Ratio does not exceed 3.00 to 1.00; (b) increase the interest rate for the April 2016 Senior Unsecured Notes to 7.00% per annum commencing April 15, 2019, to the extent the April 2016 Senior Unsecured Notes remain outstanding after April 15, 2019; (c) amend the definition of “Net Available Cash” contained in the Indenture to provide that proceeds from the sale of the Waterworks business unit consummated on August 1, 2017 (other than proceeds to be applied to redeem the Company’s December 2014 First Priority Notes due 2021 as defined below) shall be excluded and accordingly, the Company will not be required to apply the remaining net proceeds in accordance with the provision of the “Sale of Assets” covenant of the Indenture and (d) amend the definition of “Consolidated EBITDA” contained in the Indenture to provide that while the Company may continue to include in the calculation thereof projected cost savings, it may only do so with respect to those realized as a result of actions taken or to be taken in connection with a purchase of assets from, or a sale of assets to, a third party (excluding the Waterworks Sale).

As a result of entering into the Second Supplemental Indenture, the Company paid approximately $15 million in consent fees to holders of the outstanding April 2016 Senior Unsecured Notes, which will be capitalized as deferred financing costs and amortized over the expected life of the April 2016 Senior Unsecured Notes.

Amendment of the Term Loan Facility

On August 31, 2017, HDS entered into a Fifth Amendment (the “Fifth Amendment”) to the credit agreement governing its existing Term Loan Facility. Pursuant to the Fifth Amendment, HDS amended its existing Term Loan Facility to, among other things, (i) refinance all the outstanding Term B-1 Loans with a new tranche of term loans (the “Term B-3 Loans”) in an aggregate principal amount of $535 million, (ii) refinance all the outstanding Term B-2 Loans with a new tranche of term loans (the “Term B-4 Loans”) in an aggregate principal amount of $546 million and (iii) amend the definition of “Permitted Payments” contained in the credit agreement to permit an additional category of Permitted Payments permitting Restricted Payments at any time in an aggregate amount not to exceed (x) $500,000,000 and (y) thereafter, upon full use of such capacity set forth in clause (x), an additional amount, if any, such that, after giving pro forma effect to such Restricted Payment, the Company’s consolidated leverage ratio does not exceed 3.00 to 1.00.

The Term B-3 Loans bear interest at the applicable margin for borrowings of 2.25% for LIBOR borrowings and 1.25% for base rate borrowings (a reduction of 50 basis points as compared to the Term B-1 Loans). The Term B-4 Loans bear interest at the applicable margin for borrowings of 2.50% for LIBOR borrowings and 1.50% for base rate borrowings (a reduction of 25 basis points as compared to the Term B-2 Loans). The Term B-3 Loans and Term B-4 Loans amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount beginning December 2017 and will mature on August 13, 2021 and October 17, 2023, respectively.

The Fifth Amendment also provides for a prepayment premium equal to 1.00% of the aggregate principal amount of the applicable Term Loans being prepaid if, on or prior to March 2, 2018, the Company enters into certain repricing transactions.

In connection with the Fifth Amendment, the Company paid approximately $1 million in consent fees and expects to record a modification and extinguishment charge of approximately $3 million in the third quarter of fiscal 2017.

Redemption of the December 2014 First Priority Notes

On September 1, 2017, HDS used a portion of the net proceeds from the completion of the sale of the Waterworks business, to redeem all of the outstanding $1,250 million aggregate principal of its 5.25% Senior Secured First Priority Notes due 2021 (the “December 2014 First Priority Notes”), for an aggregated redemption price of approximately $1,325 million, including payments of $62 million make-whole premium calculated in accordance with the terms of the indenture as supplemented, governing such notes and pay $14 million of accrued but unpaid interest to the redemption date. The indenture, as supplemented, governing such notes was discharged and the liens securing the December 2014 First Priority notes were released in accordance with the terms of the indenture. As a result of the redemption, the Company expects to report a $73 million loss on extinguishment of debt in the third quarter of fiscal 2017, which includes the $62 million make-whole premium and the write-off of $11 million of unamortized deferred financing costs.

Share Repurchase Programs

As of August 8, 2017, the company completed the repurchase of all $500 million of common stock under the share repurchase program authorized in June 2017, purchasing approximately 15.9 million shares at an average price of $31.37 per share.

On August 27, 2017, the company’s Board of Directors authorized it to enter into a new share repurchase program for the repurchase of up to an aggregate $500 million of its common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Third-Quarter 2017 Outlook

For the third quarter of fiscal 2017, Net sales are anticipated to be in the range of $1,320 million and $1,360 million, Adjusted EBITDA(1) in the range of $200 million and $212 million and Adjusted net income per diluted share(1) in the range of $0.73 and $0.79.  Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 187 million.  The company will provide further specifics on its outlook during the second-quarter fiscal 2017 earnings conference call and in the earnings call presentation materials.

Guidance for the full year 2017 is reconfirmed. Net sales are anticipated to be in the range of $5.0 billion and $5.1 billion, Adjusted EBITDA(1) in the range of $700 million and $730 million and Adjusted net income per diluted share(1) in the range of $2.13 and $2.29.  Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 194 million.

Fiscal 2017 Second-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Wednesday September 6th, 2017 at 8:00 a.m. (Eastern Time) to discuss its second-quarter fiscal 2017 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

(1)  No reconciliation of the forecasted range for Adjusted EBITDA to Net income or Income from Continuing Operations and Adjusted net income per diluted share to Net income per diluted share or Income from Continuing Operations per diluted share for the third quarter of fiscal 2017 and the full year fiscal 2017 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and Net Debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, and specialty construction sectors. Through approximately 260 locations across 36 states and six Canadian provinces, the company’s approximately 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including  those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 29, 2017, filed on March 14, 2017, our quarterly report on Form 10-Q, for the fiscal quarter ended July 30, 2017, filed on September 6, 2017 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Estimates for Net sales, Adjusted EBITDA and Adjusted net income per diluted share are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Six Months Ended
	July 30, 2017	July 31, 2016	July 30, 2017	July 31, 2016
Net Sales	$1,352	$1,283	$2,568	$2,459
Cost of sales	813	770	1,545	1,477
Gross Profit	539	513	1,023	982
Operating expenses:
Selling, general and administrative	338	317	672	625
Depreciation and amortization	21	21	42	42
Restructuring	—	4	—	11
Total operating expenses	359	342	714	678
Operating Income	180	171	309	304
Interest expense	49	69	98	154
Loss on extinguishment of debt	—	—	3	115
Income from Continuing Operations Before Provision for Income Taxes	131	102	208	35
Provision for income taxes	50	41	69	15
Income from Continuing Operations	81	61	139	20
Income from discontinued operations, net of tax	361	37	388	64
Net Income	$442	$98	$527	$84
Other comprehensive income (loss) — foreign currency translation adjustment	(3)	(2)	(2)	2
Total Comprehensive Income	$439	$96	$525	$86

Weighted Average Common Shares Outstanding (thousands)
Basic	197,752	199,250	199,230	199,029
Diluted	198,954	201,978	201,010	201,615

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.41	$0.31	$0.70	$0.10
Income from Discontinued Operations	$1.83	$0.19	$1.95	$0.32
Net Income	$2.24	$0.49	$2.65	$0.42
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.41	$0.30	$0.69	$0.10
Income from Discontinued Operations	$1.81	$0.18	$1.93	$0.32
Net Income	$2.22	$0.49	$2.62	$0.42

(1)May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	July 30, 2017	January 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$67	$75
Receivables, less allowance for doubtful accounts of $11 and $9	693	559
Inventories	690	606
Current assets of discontinued operations	752	575
Other current assets	33	32
Total current assets	2,235	1,847
Property and equipment, net	266	253
Goodwill	1,807	1,807
Intangible assets, net	96	102
Deferred tax asset	857	556
Non-current assets of discontinued operations	1,120	1,122
Other assets	23	20
Total assets	$6,404	$5,707
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$454	$320
Accrued compensation and benefits	83	98
Current installments of long-term debt	14	14
Current liabilities of discontinued operations	354	259
Other current liabilities	189	152
Total current liabilities	1,094	843
Long-term debt, excluding current installments	4,038	3,798
Non-current liabilities of discontinued operations	41	20
Other liabilities	100	86
Total liabilities	5,273	4,747
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 189.1 million and 201.4 million shares issued and outstanding at July 30, 2017 and January 29, 2017, respectively	2	2
Paid-in capital	4,004	3,962
Accumulated deficit	(2,408)	(2,969)
Accumulated other comprehensive loss	(17)	(15)
Treasury stock, at cost, 14.2 and 0.6 million shares at July 30, 2017 and January 29, 2017, respectively	(450)	(20)
Total stockholders’ equity	1,131	960
Total liabilities and stockholders’ equity	$6,404	$5,707

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Six Months Ended
	July 30, 2017	July 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$527	$84
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	50	51
Provision for uncollectibles	4	3
Non-cash interest expense	6	9
Payment of discounts upon extinguishment of debt	(4)	—
Loss on extinguishment of debt	3	115
Stock-based compensation expense	12	11
Deferred income taxes	(223)	52
Loss on sales of businesses, net	—	3
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(258)	(232)
(Increase) decrease in inventories	(141)	(118)
(Increase) decrease in other current assets	—	(9)
Increase (decrease) in accounts payable and accrued liabilities	212	196
Increase (decrease) in other long-term liabilities	1	(1)
Net cash provided by (used in) operating activities	189	164
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43)	(32)
Proceeds from sales of property and equipment	2	1
Proceeds from sales of businesses, net	—	37
Net cash provided by (used in) investing activities	(41)	6
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	29	14
Purchase of treasury shares	(414)	(14)
Borrowings of long-term debt	—	1,000
Repayments of long-term debt	(103)	(1,110)
Borrowings on long-term revolver debt	599	—
Repayments on long-term revolver debt	(261)	—
Debt issuance costs	(6)	(15)
Other financing activities	—	(2)
Net cash provided by (used in) financing activities	(156)	(127)
Effect of exchange rates on cash and cash equivalents	—	1
Increase (decrease) in cash and cash equivalents	$(8)	$44
Cash and cash equivalents at beginning of period	75	269
Cash and cash equivalents at end of period	$67	$313

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Construction & Industrial	Corporate	Total Continuing Operations
Three Months Ended July 30, 2017
Net sales	$769	$584	$(1)	$1,352
Adjusted EBITDA	156	69	(17)	208
Depreciation(1) & Software Amortization	5	9	5	19
Other Intangible Amortization	2	—	1	3
Three Months Ended July 31, 2016
Net sales	$741	$544	$(2)	$1,283
Adjusted EBITDA	151	68	(16)	203
Depreciation(1) & Software Amortization	7	9	4	20
Other Intangible Amortization	2	—	1	3
Six Months Ended July 30, 2017
Net sales	$1,451	$1,120	$(3)	$2,568
Adjusted EBITDA	273	124	(32)	365
Depreciation(1) & Software Amortization	12	18	8	38
Other Intangible Amortization	3	—	3	6
Six Months Ended July 31, 2016
Net sales	$1,418	$1,045	$(4)	$2,459
Adjusted EBITDA	285	117	(32)	370
Depreciation(1) & Software Amortization	15	17	6	38
Other Intangible Amortization	3	—	3	6

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from continuing operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	July 30, 2017	July 31, 2016	July 30, 2017	July 31, 2016
Net income	$442	$98	$527	$84
Less income from discontinued operations, net of tax	361	37	388	64
Income from continuing operations	81	61	139	20
Interest expense, net	49	69	98	154
Provision for income taxes	50	41	69	15
Depreciation and amortization (1)	22	23	44	44
Loss on extinguishment of debt (2)	—	—	3	115
Restructuring charges (3)	—	4	—	11
Stock-based compensation	6	5	12	11
Adjusted EBITDA	$208	$203	$365	$370

(1)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations and Comprehensive Income.

(2)         Represents the loss on extinguishment of debt including the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt.

(3)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from continuing operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	July 30, 2017	July 31, 2016	July 30, 2017	July 31, 2016
Net income	$442	$98	$527	$84
Less income from discontinued operations, net of tax	361	37	388	64
Income from continuing operations	81	61	139	20
Plus: Provision for income taxes	50	41	69	15
Less: Cash income taxes	(7)	(5)	(10)	(6)
Plus: Amortization of acquisition-related intangible assets (other than software)	3	3	6	6
Plus: Loss on extinguishment of debt (1)	—	—	3	115
Plus: Restructuring charges (2)	—	4	—	11
Adjusted Net Income	$127	$104	$207	$161

Diluted weighted average common shares outstanding	198,954	201,978	201,010	201,615
Adjusted net income per share — diluted	$0.64	$0.51	$1.03	$0.80

(1)         Represents the loss on extinguishment of debt including the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt.

(2)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the third quarter of fiscal 2017 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.